UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

March 5, 2012

Date of Report (date of Earliest Event Reported)

VELATEL GLOBAL COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	000-52095	98-0489800
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

12526 High Bluff Drive, Suite 155, San Diego, CA 92130
 (Address of principal executive offices and zip code)

(760) 230-8988
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into Material Definitive Agreements

On March 5, 2012, VelaTel Global Communications, Inc., a Nevada corporation and the registrant responsible for the filing of this Form 8-K (“Company”), granted a Line of Credit Promissory Note to Weal Group, Inc. (“Weal Note”) in the principal amount of $1,052,631.50.  The disbursement amount of the Weal Note is $1,000,000.000.  Weal will retain a 5% Holdback as a set-up fee and compensation for Weal’s due diligence.  The difference between the disbursement amount and the principal amount represents the 5% Holdback fee.  The Maturity Date of the Weal Note is March 5, 2013.  The Company may prepay the Weal Note in whole or in part prior to its Maturity Date without penalty.  The Weal Note bears interest on its principal amount at 10% per annum.  The Weal Note provides:

Contemporaneously with the execution of the Weal Note, Borrower is maker on a Note with Isaac Organization, Inc. (“Isaac Note”).  The Isaac Note provides that Borrower and Isaac agree to add a conversion feature granting Isaac an option to convert all or a portion of the balance of principal and interest due under the Isaac Note to shares of Borrower’s Series A common stock (“Shares”).  The details of the conversion feature will be agreed to between the Parties when Borrower has additional authorized Shares available for issuance.  Upon such amendment or substitution of the Isaac Note, Borrower agrees to amend or substitute the Weal Note with an amended Weal Note containing identical conversion features to the amended or substituted Isaac Note.

A complete copy of the Weal Note is attached to this Form 8-K as Exhibit 10.1.

Item 9.01                      Exhibits

10.1	Line of Credit Promissory Note from VelaTel Global Communications to Weal Group, Inc.

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VelaTel Global Communications, Inc.,

Date: March 9, 2012	By:	/s/ George Alvarez
Name: George Alvarez
Title: Chief Executive Officer